BETSY C. MANIFOLD (182450)
RACHELE R. BYRD (190634)
ALEX J. TRAMONTANO (276666)
WOLF HALDENSTEIN ADLER FREEMAN & HERZ LLP
750 B Street, Suite 1820
San Diego, CA 92101
Telephone: (619) 239-4599
Facsimile: (619) 234-4599
manifold@whafh.com
byrd@whafh.com
tramontano@whafh.com

Attorneys for Plaintiff

[Additional Counsel on Signature Page]

IN THE UNITED STATES DISTRICT COURT
FOR THE SOUTHERN DISTRICT OF CALIFORNIA

RONALD PEARL, derivatively on behalf of FLUX POWER HOLDINGS, INC., Plaintiff, v. RONALD F. DUTT, CHARLES A. SCHEIWE, MICHAEL JOHNSON, MARK LEPOSKY, DALE T. ROBINETTE, LISA WALTERS-HOFFERT, AND CHEEMIN BO-LINN, Defendants, and FLUX POWER HOLDINGS, INC., Nominal Defendant.	Case No.: 3:25-cv-00373-JO-DDL

STIPULATION AND AGREEMENT OF SETTLEMENT

This Stipulation and Agreement of Settlement (the "Stipulation") dated August 12, 2025, is entered into by and among the following Parties (defined herein) by and

through their respective counsel: (i) stockholder Ronald Pearl ("Plaintiff"), plaintiff in the above-captioned shareholder derivative action (the "Action") brought on behalf of nominal defendant Flux Power Holdings, Inc. ("Flux Power" or the "Company"); (ii) individual defendants Ronald F. Dutt, Charles A. Scheiwe, Michael Johnson, Mark Leposky, Dale T. Robinette, Lisa Walters-Hoffert, and Cheemin Bo-Linn (collectively referred to herein as the "Individual Defendants"); and (iii) nominal defendant Flux Power (together with the Individual Defendants, "Defendants") (Plaintiff and Defendants are collectively referred to herein as the "Parties"). This Stipulation is intended by the Parties to fully, finally, and forever resolve, discharge and settle the Released Claims (as defined in paragraph 1.21 below), subject to approval of the United States District Court for the Southern District of California (the "Court").[1]

I. THE LITIGATION

A. Factual Background

Flux Power is a Nevada corporation with its headquarters located in Vista, California. ECF No. 1, at ¶ 7. As alleged in the Action, Flux Power "designs, manufactures, and sells advanced lithium-ion energy storage solutions for electrification of a range of industrial and commercial sectors including material handling, airport ground support equipment ("GSE"), and stationary energy storage." ECF No. 1, at ¶ 18.

The Action arises from allegations that the Individual Defendants breached their fiduciary duties as officers and directors of Flux Power by making false and/or misleading statements and/or failing to disclose that: (i) Flux Power's financial statements from November 10, 2022 to the filing of the Complaint included, among other things, overstated inventory, gross profit, current assets, and total assets; (ii)

[1] Capitalized words or terms used herein, unless otherwise defined, shall have the meanings ascribed to them in Section V. 1. herein titled "Definitions."

Flux Power understated its cost of sales and net loss; (iii) as a result, Flux Power would need to restate its previously filed financial statements from November 10, 2022 to the filing of the Complaint; (iv) Flux Power understated its internal control weaknesses and/or stated that it had adequate internal controls when it did not; and (v) as a result, the Individual Defendants' statements about its business, operations, and prospects, were materially false and misleading and/or lacked a reasonable basis at all times. *Id.*, at ¶ 56.

The Action alleges that the truth regarding the Company's purportedly defective internal controls over financial reporting and Individual Defendants' breaches of fiduciary duty was revealed on September 5, 2024 when the Company announced it would need to restate certain previous financial statements. *Id.*, at ¶ 57. The Action further alleges that on September 30, 2024, the Company filed a notification of late filing with the U.S. Securities and Exchange Commission (the "SEC") and, on November 25, 2024, the Company received a letter from the Listing Qualifications Department of the Nasdaq Stock Market LLC ("Nasdaq") notifying the Company that it was not in compliance with requirements of Nasdaq Listing Rule 5250(c)(1) as a result of not having filed its Quarterly Report on Form 10-Q for the period ended September 30, 2024 and its Annual Report on Form 10-K for fiscal year ended June 30, 2024. *Id.*, at ¶¶ 61, 63.

As a result of these disclosures, the Action alleges that the Company's share price declined from $3.17 on September 5, 2024 to $1.60 on November 27, 2024. *Id.*, at ¶¶ 60, 64. The Action also alleges that as a result of the disclosures and subsequent decline in share price, a securities fraud class action was filed against the Company and certain of its officers in the case captioned: *Kassam v. Flux Power Holdings, Inc.*,

et al., Case No. 2:24-cv-02051 (D. Nev.) ("Securities Class Action").[2] ECF No. 1, at ¶¶ 70-71.

Further, while allegedly engaging in the wrongful conduct and while allegedly in possession of material, non-public information (*i.e.*, the truth regarding the Company's controls over its financial reporting), the Action alleges that Defendants Johnson, Walters-Hoffert, Scheiwe, and Dutt collectively sold approximately 335,301 shares of their personally held Flux Power common stock at artificially inflated prices for collective gross profits of approximately $1.4 million. *Id.*, at ¶¶ 65-69, 75.

B. <u>Procedural History</u>

On January 7, 2025, Plaintiff filed the instant Action in the United States District Court for the District of Nevada against the Individual Defendants, asserting claims for breach of fiduciary duties, waste of corporate assets, unjust enrichment, and aiding and abetting, and against Defendants Johnson, Walters-Hoffert, Scheiwe, and Dutt for insider trading. ECF No. 1.

Then, on January 31, 2025, Defendants filed an unopposed motion to transfer the Action to this Court (ECF No. 17) which was granted on February 19, 2025. ECF No. 20. Accordingly, the Action was transferred to this Court on February 20, 2025. ECF Nos. 21, 22. Following transfer, the Parties filed a joint motion to extend the time for Defendants to respond to the complaint on March 21, 2025, which this Court ordered on March 24, 2025. ECF Nos. 34-35.

Following this, on March 27, 2025, the Parties filed a joint motion to stay the Action pending the resolution of the motion to dismiss in the Securities Class Action.

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[2] On December 23, 2024, defendants Flux and Ronald F. Dutt filed an unopposed motion to transfer the *Kassam* action to the Southern District of California. On January 14, 2025, Judge Cristina D. Silva granted the motion, and the case was transferred to the Southern District of California where it remains pending before the Honorable Judge Jinsook Ohta, captioned *Kassam, et al., v. Flux Power Holdings, Inc., et al.*, No. 3:25-cv-00113-JO-DDL, ECF Nos. 17-19.

ECF No. 36. While this joint motion was pending, the Action was transferred from Judge Whelan to Judge Ohta, pursuant to the Southern District of California's "Low Number Rule." ECF No. 37. Then, on May 1, 2025, the Court granted the Parties' joint motion to stay. ECF No. 38.

C. Settlement Discussions and Mediation

In or around June 2025, the Parties agreed to participate in a full day mediation to see if a resolution could be reached in the Securities Class Action and this Action. The Parties agreed to engage in a mediation via Zoom on July 11, 2025 with the well-respected mediator, Robert A. Meyer, Esq. of JAMS (the "Mediator").

In advance of the mediation, Plaintiff reviewed the allegations in the Action and the Company's existing corporate governance and prepared a settlement proposal to aid the Parties' forthcoming settlement negotiations. On or around June 5, 2025, Plaintiff's Counsel sent the settlement proposal to Defendants' Counsel for Defendants to review in advance of the mediation.

At the mediation, the Parties exchanged a number of proposals and counter proposals, negotiated the strengths and weaknesses of their respective positions, and exchanged other information to aid with their settlement negotiations. After arm's-length negotiations through the Mediator, the Parties ultimately reached an agreement to resolve the Action in exchange for the implementation and/or maintenance of corporate governance reforms (the "Reforms") which would directly target the purported wrongdoing alleged in the Action and further strengthen the Company's internal corporate governance practices.

Only after agreeing on the essential terms of the Settlement at the mediation did the Parties then begin negotiating an amount of attorneys' fees and expenses for Plaintiff's Counsel in consideration of the substantial benefits achieved for the Company and its current stockholders through the filing, litigation, and settlement of the Action ("Fee and Expense Amount"). Following the mediation, the Parties continued their discussions regarding a Fee and Expense Amount through the

Mediator. On July 15, 2025, with the assistance of the Mediator, the Parties agreed to a Fee and Expense amount of $425,000 to reflect the substantial benefits achieved for the Company and its current stockholders through pursuing the Action on a contingency basis.

II. PLAINTIFF'S CLAIMS AND THE BENEFITS OF SETTLEMENT

Plaintiff and Plaintiff's Counsel believe that the claims asserted in the Action have merit and that their investigations support the claims asserted. However, and without conceding the merit of any of Defendants' defenses or the lack of merit of any of their own allegations, based upon their thorough investigation and evaluation of the relevant evidence, substantive law, procedural rules, and their assessment of the interests of Flux Power and Current Flux Power Stockholders, Plaintiff and Plaintiff's Counsel have determined that the Settlement's guarantee of substantial benefits conferred upon Flux Power and Current Flux Power Stockholders in the form of the Reforms is fair, reasonable and adequate consideration for foregoing the pursuit of a potentially superior recovery through further litigation, and serves the best interests of Flux Power and Current Flux Power Stockholders. Plaintiff and Plaintiff's Counsel also have taken into account the uncertain outcome and the risk of any litigation, especially complex litigation such as the Action, as well as the difficulties and delays inherent in such litigation.

Plaintiff's Counsel attest that they conducted an investigation relating to the claims and the underlying events alleged in the Action, including, but not limited to: (i) reviewing and analyzing Flux Power's public filings with the SEC, press releases, announcements, transcripts of investor conference calls, and news articles; (ii) reviewing and analyzing the investigations in publicly-available pleadings against Flux Power related to the allegations in the Action; (iii) reviewing and analyzing the allegations contained in the related Securities Class Action; (iv) researching, drafting, and filing shareholder derivative complaint; (v) researching the applicable law with respect to the claims asserted (or which could be asserted) in the Action and the

potential defenses thereto; (vi) researching corporate governance issues; (vii) preparing a detailed settlement demand on behalf of Plaintiff; (viii) participating in a mediation on July 11, 2025; (ix) engaging in settlement discussions and exchanging corporate governance reforms and counteroffers with the Mediator and counsel for the Defendants; and (x) negotiating and drafting the settlement documentation for presentment to the Court.

Plaintiff's Counsel's views are further informed by their experience and thorough analysis of the facts and law governing the applicable derivative standing and pleading requirements, substantive claims and defenses, and damages and disgorgement remedies. Plaintiff's Counsel's assessment of the facts and legal issues material to their recommendation in favor of the Settlement was honed and refined in the course of drafting pleadings, and during the substantive written and verbal exchanges with Defendants' Counsel and the Mediator.

III. DEFENDANTS' DENIAL OF WRONGDOING AND LIABILITY

The Individual Defendants have vigorously denied, and continue to deny vigorously, any and all allegations of wrongdoing or liability with respect to the claims and contentions asserted in the Action. The Individual Defendants expressly have denied and continue to deny all allegations of wrongdoing by or liability against them or any of them arising out of, based upon, or related to, any of the conduct, statements, acts or omissions alleged, or that could have been alleged in the Action. Without limiting the foregoing, the Individual Defendants have denied and continue to deny, among other things, that they breached their fiduciary duties or any other duty owed to the Company or its stockholders, that the Company or its stockholders suffered any damage or were harmed as a result of any conduct alleged in the Action or otherwise, and Defendants Johnson, Walters-Hoffert, Scheiwe, and Dutt have denied and continue to deny any and all allegations of insider trading. The Individual Defendants have further asserted and continue to assert that at all relevant times, they

acted in good faith and in a manner they reasonably believed to be in the best interests of the Company and its stockholders.

Nonetheless, Defendants also have taken into account the expense, uncertainty, and risks inherent in any litigation, especially in complex cases like the Action or other shareholder derivative action(s) or books and records actions, and that the Settlement would, among other things: (a) bring to an end the expenses, burdens, and uncertainties associated with the continued litigation of the claims asserted in the Action; (b) put to rest those claims and the underlying Action; and (c) confer benefits upon them, including further avoidance of disruption of their duties due to the pendency and defense of the Action. Therefore, Defendants have determined that it is desirable and beneficial that the Action, and all of the Parties' disputes related thereto, be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation. Pursuant to the terms set forth below, this Stipulation (including all of the Exhibits hereto) shall in no event be construed as or deemed to be evidence of an admission or concession by Defendants with respect to any claim of fault, liability, wrongdoing, or damage whatsoever.

IV. INDEPENDENT BOARD APPROVAL OF THE SETTLEMENT

Flux Power's Board of Directors (the "Board"), including each of the independent, nondefendant members of the Board, advised by counsel and acting by unanimous resolution and in exercise of their business judgment, has determined that Plaintiff's efforts in connection with the Action were a substantial factor in the adoption, implementation, and maintenance of the Reforms provided by the Settlement; that because of the substantial benefits conferred on Flux Power and its stockholders, the Settlement is fair and reasonable in all respects; and approval of the Settlement is in the best interests of the Company and its stockholders.

V. TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED, by and among the Parties to this Stipulation, subject to approval of the Court, in consideration

of the benefits flowing to the Parties from the Settlement set forth herein, the Action shall be fully, finally and forever compromised, settled, discharged, relinquished and released, that the Released Claims shall be released by the Releasing Parties (as defined in paragraph 1.21 below) as against the Released Persons (as defined in paragraph 1.19 below), and that the Action shall be dismissed with prejudice, upon and subject to the following terms and conditions, and further subject to the approval of the Court.

1. Definitions

As used in this Stipulation, the following terms have the meanings specified below:

1.1. "Action" means the above-captioned shareholder derivative action filed in this Court.

1.2. "Court" means the United States District Court for the Southern District of California.

1.3. "Current Flux Power Stockholder(s)" means any and all individuals or entities who are record or beneficial owners of Flux Power common stock as of the date of the execution of this Stipulation and who continue to hold their Flux Power common stock as of the date of the Settlement Hearing.

1.4. "Defendants" means the Individual Defendants and Flux Power.

1.5. "Defendants' Counsel" means Wilson Sonsini Goodrich & Rosati and Wilson Elser Moskowitz Edelman & Dicker LLP.

1.6. "Defendants' Released Claims" means any and all claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, sanctions, fees, attorneys' fees, actions, potential actions, causes of action, suits, judgments, defenses, counterclaims, offsets, decrees, matters, issues and controversies of any kind, nature or description whatsoever, whether known or unknown, including Unknown Claims, whether arising under federal, state, common or foreign law brought by Plaintiff, the Company, or any other Company stockholder

that: (i) were asserted in the complaint in the Action, or (ii) could have been asserted in the complaint in the Action, or by any other Company stockholder against any of the Defendants in any forum, and that arise out of, or are based upon, the allegations, transactions, facts, matters or occurrences, representations or omissions, or circumstances set forth, or referred to in the complaint in the Action, or (iii) relate to the institution, commencement, prosecution, defense, mediation, or settlement of the Action.

1.7. "Defendants' Releasing Parties" means Defendants and their respective agents, spouses, heirs, predecessors, successors, transferors, transferees, personal representatives, representatives and assigns.

1.8. "Final Approval" means the later of: (a) the expiration of the time for the filing or noticing of an appeal or motion for re-argument or rehearing from the Court's Order and Final Judgment approving the Settlement; (b) the date of final affirmance of the Court's Order and Final Judgment on any appeal or re-argument or rehearing; or (c) the final dismissal of any appeal.

1.9. "Individual Defendants" means Ronald F. Dutt, Charles A. Scheiwe, Michael Johnson, Mark Leposky, Dale T. Robinette, Lisa Walters-Hoffert, and Cheemin Bo-Linn.

1.10. "Notice" means the notice of the Settlement substantially in the form attached hereto as Exhibit C.

1.11. "Order and Final Judgment" means the order to be entered by the Court substantially in the form attached hereto as Exhibit D.

1.12. "Plaintiff's Counsel" means Gainey McKenna & Egleston.

1.13. "Plaintiff's Released Claims" means all claims and causes of action of every nature and description, whether known or unknown, whether arising under federal, state, common or foreign law, including Unknown Claims, that arise out of or relate in any way to Released Plaintiff Parties' (as defined below in paragraph 1.20) institution, prosecution, or settlement of the Action.

1.14. "Plaintiff's Releasing Parties" means Plaintiff, Flux Power, and all Current Flux Power Stockholders, whether acting directly, representatively, or derivatively on behalf of Flux Power, and their respective agents, spouses, heirs, predecessors, successors, transferors, transferees, personal representatives, representatives and assigns.

1.15. "Preliminary Approval Order" means the order of the Court preliminarily approving the Settlement substantially in the form attached hereto as Exhibit B.

1.16. "Reforms" means the corporate governance reforms to be implemented and/or maintained by the Company and its Board as a result of this Settlement, attached hereto as Exhibit A.

1.17. "Released Claim(s)" means Plaintiff's Released Claims and Defendants' Released Claims; provided, however, for the avoidance of doubt, that Released Claims shall not include any claims relating to the enforcement of this Stipulation or Settlement or any claims by Flux Power or the Individual Defendants for insurance coverage or any claims by the Individual Defendants for indemnification or advancement.

1.18. "Released Defendant Parties" means all Defendants in the Action, and any and all of their and Flux Power's respective current or former agents, parents, controlling persons, general or limited partners, members, managers, managing members, direct or indirect equity holders, subsidiaries, affiliates, employees, officers, directors, predecessors, successors, attorneys, heirs, assigns, insurers, reinsurers, consultants, and other representatives, servants and related persons, in their capacities as such.

1.19. "Released Person" or "Released Persons" means each and all of the Released Plaintiff Parties and the Released Defendant Parties.

1.20. "Released Plaintiff Parties" means Plaintiff and Plaintiff's Counsel and each of their respective agents, assigns, and related persons.

1.21. "Releasing Parties" means Plaintiff's Releasing Parties and Defendants' Releasing Parties.

1.22. "Settlement" means the settlement contemplated by this Stipulation.

1.23. "Unknown Claims" means any Released Claim which Plaintiff, the Company, or any Company stockholder does not know or suspect to exist in his, her or its favor at the time of Final Approval of the Released Claims as against the Released Persons, including without limitation those which, if known, might have affected the decision to enter into or object or not object to the Settlement.

2. Releases

2.1. Upon Final Approval of the Settlement, Plaintiff's Releasing Parties, by operation of the Settlement and to the fullest extent permitted by law, shall completely, fully, finally and forever release, relinquish, settle and discharge each and all of the Released Defendant Parties from any and all of the Defendants' Released Claims.

2.2. Upon Final Approval of the Settlement, Defendants' Releasing Parties, by operation of the Settlement and to the fullest extent permitted by law, shall completely, fully, finally and forever release, relinquish, settle and discharge each and all of the Released Plaintiff Parties from any and all of the Plaintiff's Released Claims.

2.3. The Settlement is intended to extinguish all of the Released Claims by the Releasing Parties as against the Released Persons and, consistent with such intention, upon Final Approval of the Settlement, the Releasing Parties shall waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of any state, federal, or foreign law or principle of common law, which may have the effect of limiting the Released Claims. This shall include a waiver of any rights pursuant to California Civil Code § 1542 (and equivalent, comparable, or analogous provisions of the laws of the United States or any state or territory thereof, or of the common law), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR THE RELEASED PARTY.

2.4. Plaintiff acknowledges, and the Plaintiff's Releasing Parties shall be deemed by operation of the entry of the Order and Final Judgment upon Final Approval of the Settlement to have acknowledged, that the foregoing waiver in paragraph 2.3 was expressly bargained for, is an integral term of the Settlement, and was relied upon by each and all of the Released Defendant Parties in entering into the Settlement.

2.5. Nothing herein shall in any way release, waive, impair, or restrict the rights of any Party to enforce the terms of this Stipulation or Settlement.

3. Settlement Consideration

3.1. As a direct result of Plaintiff's investigation, initiation, and litigation of the Action, in consideration for the full Settlement and release of the Released Claims, and upon Court approval of the Settlement, the Board shall adopt resolutions and amend Board committee charters, corporate governance documents, Flux Power's Articles of Incorporation and/or Bylaws as appropriate to ensure the implementation and/or maintenance of the Reforms set forth in Exhibit A no later than ninety (90) days of issuance of a final Court order approving the Settlement.

3.2. The Reforms shall remain in effect for a period of at least five (5) years from the date of adoption.

3.3. In further consideration for the full Settlement and release of the Released Claims, Flux Power acknowledges and agrees that the filing, pendency, and settlement of the Action was the cause of the Company's decision to adopt, implement, and/or maintain the Reforms.

3.4. The Company acknowledges and agrees that the Reforms confer substantial benefits to the Company and Current Flux Power Stockholders, that the Settlement is fair and reasonable in all respects, and approval of the Settlement is in the best interests of the Company and Current Flux Power Stockholders.

4. Attorneys' Fees and Reimbursement of Expenses for Plaintiff's Counsel

4.1. After negotiation of the principal terms of the Settlement, including the Reforms, the Parties commenced negotiations regarding attorneys' fees and reimbursement of expenses for Plaintiff's Counsel, under the corporate benefit doctrine. On July 15, 2025, after engaging in back-and-forth negotiations through the Mediator, the Parties agreed to a Fee and Expense Amount of $425,000, reflecting Plaintiff's Counsel's efforts in obtaining the substantial benefits for the Company through the Settlement.

4.2. The Court may consider and rule upon the fairness, reasonableness, and adequacy of the proposed Settlement independently of Plaintiff's Counsel's proposed Fee and Expense Amount. The declination of the Court to approve the proposed Fee and Expense Amount, in whole or in part, shall have no effect on the validity of the Settlement or delay the enforceability of the Settlement, and final resolution by the Court of the proposed Fee and Expense Amount shall not be a precondition to the dismissal with prejudice of the Action. Any declination of the Court to approve the proposed Fee and Expense Amount, in whole or in part, shall not provide any of the Parties with the right to terminate the Settlement.

4.3. In full and final settlement of the claims asserted in the Action against Defendants and in consideration of the releases specified herein, Flux Power shall cause to be paid the Fee and Expense Amount into an escrow account controlled by Plaintiff's Counsel within thirty (30) days of the later of: (i) the entry of an order from the Court preliminarily approving the Settlement, and (ii) the date on which Plaintiff's Counsel provides sufficient written payment instructions, including wire transfer

information and a W-9, to Defendants' Counsel, and shall be releasable within five (5) business days upon entry of an order granting Final Approval of the Settlement and approving the Fee and Expense Amount, notwithstanding any collateral attacks on any aspect of the Settlement, including without limitation, any objections or appeals. In the event the Settlement is not approved, or is terminated, cancelled, or fails to become effective for any reason, including, without limitation, in the event the Order and Final Judgment is reversed or vacated, within ten (10) days after written notification is sent by Defendants' Counsel, Plaintiff's Counsel shall refund the Fee and Expense Amount by wire transfer in accordance with the instructions to be provided by Defendants' counsel. Neither Flux Power nor any other Released Persons (as defined in the Stipulation) shall have any obligations with respect to Plaintiff's Counsel's fees and/or expenses beyond the Fee and Expense Amount.

4.4. Plaintiff may seek the Court's approval of reasonable service award for Plaintiff of up to $2,000.00, to be paid from the Fee and Expense Amount, and Defendants shall not oppose any such request. The declination of the Court to approve a service award, in whole or in part, shall have no effect on the validity of the Settlement or delay the enforceability of the Settlement, and final resolution by the Court of a service award request shall not be a precondition to the dismissal with prejudice of the Action. Any declination of the Court to approve a service award, in whole or in part, shall not provide any of the Parties with the right to terminate the Settlement.

5. Notice

5.1. Within fourteen (14) days after the Court's entry of the Preliminary Approval Order, notice of the Settlement shall be provided through: (i) the filing of a Current Report on Form 8-K with the SEC by the Company, which shall include as attachments the approved settlement notice ("Settlement Notice") and the Stipulation and exhibits thereto; (ii) the publication of the Settlement Notice one time in *Investor's Business Daily* or www.investors.com; and (iii) the posting of the SEC

Form 8-K with the Settlement Notice, Stipulation and exhibits thereto on the Investor Relations portion of the Company's website through the date of the Settlement Hearing (defined in paragraph 5.3 below).

5.2. The Company shall pay for all costs associated with this notice program or any other form and manner of notice required by the Court. The Parties believe the content and manner of the Notice, as set forth in these paragraphs, constitutes adequate and reasonable notice of the Settlement to all persons entitled to receive such notice pursuant to applicable law and due process.

5.3. Counsel for Flux Power shall file with the Court an appropriate affidavit with respect to compliance with the requirements set forth in the foregoing paragraph, at least ten (10) business days before the Court holds a hearing to consider whether to enter the Order and Final Judgment ("Settlement Hearing").

6. Stay of Proceedings

6.1. Pending Final Approval of the Settlement by the Court, the Parties agree to continue the stay of the Action, Plaintiff and Plaintiff's Counsel agree to cease any and all litigation activity for the Action, and Plaintiff and Plaintiff's Counsel agree not to initiate any other proceedings related to the Action other than those incident to the Settlement itself including to seek approval of the Settlement from the Court and to request jointly a continuance of any other deadlines or filing requirements, as necessary.

6.2. Prior to Final Approval of the Settlement by the Court, Plaintiff, Current Flux Power Stockholders, and any other of Released Plaintiff Parties, and anyone who acts or purports to act on their behalf, are barred and enjoined from filing, commencing, prosecuting, intervening in, participating in, or receiving any benefits or other relief from any other lawsuit, arbitration, or administrative, regulatory, or other proceeding (including a motion or complaint in intervention in any such action or proceeding if the person or entity filing such motion or complaint in intervention purports to be acting as, on behalf of, for the benefit of, or derivatively for any of the

above persons or entities) or order, in any jurisdiction or forum, as to the Released Defendant Parties based on or relating in any way to the Released Claims.

7. Submission and Application to the Court

As soon as reasonably practicable after this Stipulation has been executed, Plaintiff shall move the Court for Preliminary Approval of the Settlement and entry of a Preliminary Approval Order, substantially in the form attached hereto as Exhibit B, establishing the procedure for the approval of the Notice to Current Flux Power Stockholders, substantially in the form attached hereto as Exhibit C.

8. Order and Final Judgment

8.1. If the Settlement (including any modifications thereto made with the consent of the Parties as provided for herein) is approved by the Court following the Settlement Hearing as fair, reasonable, and adequate and in the best interests of Flux Power, the Parties shall jointly request that the Court enter the Order and Final Judgment substantially in the form attached hereto as Exhibit D.

8.2. The Order and Final Judgment shall, among other things, provide for full and complete dismissal of the Action with prejudice, and the Settlement and release of the Released Claims by the Releasing Parties as against the Released Persons.

9. Cooperation

9.1. The Parties and their respective counsel agree to cooperate fully with one another in seeking the Court's approval of the Settlement, and to use their best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper, or advisable under applicable laws, regulations, and agreements to obtain the Court's approval of the Settlement, consummate and make effective, as promptly as practicable, this Stipulation and the Settlement provided for hereunder (including, but not limited to, using their best efforts to resolve any objections raised to the Settlement) and the dismissal of the Action with prejudice without costs, fees or expenses to any Party (except as provided for herein).

9.2. Without further order of the Court, the Parties may agree to reasonable extensions of time not expressly set forth by the Court in order to carry out any provisions of this Stipulation.

10. Conditions of Settlement

10.1. The Settlement is conditioned upon the fulfillment of each of the following: (i) entry by the Court of an Order and Final Judgment in the form attached hereto as Exhibit D approving the proposed Settlement and dismissing the Action with prejudice without the award of any damages, costs, fees or the grant of any further relief except for an award of fees and expenses to Plaintiff's Counsel that the Court may make as contemplated herein; and (ii) Final Approval of the Settlement.

10.2. This Stipulation shall be null and void and of no force and effect if the Settlement does not obtain Final Approval for any reason. In such event, this Stipulation shall not be deemed to prejudice in any way the respective positions of the Parties with respect to the Action or to entitle any Party to the recovery of costs and expenses incurred in connection with the intended implementation of the Settlement, including any costs related to providing notice to Current Flux Power Stockholders (as set forth in paragraph 5), to the extent such costs have already been incurred by Flux Power.

10.3. In the event that the proposed Settlement is rendered null and void for any reason, the existence of or the provisions contained in this Stipulation or any other document relating to the terms of the proposed Settlement shall not be deemed to prejudice in any way the respective positions of the Parties with respect to the Action; nor shall they be deemed a presumption, a concession, or an admission by the Parties of any fault, liability, wrongdoing or damages whatsoever as to any facts, claims or defenses that have been or could have been alleged or asserted in the Action, or any other action or proceeding or each thereof; nor shall they be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Action, or in any other action or proceeding.

11. Warranty and Non-Assignment of Claims

Plaintiff and Plaintiff's Counsel represent and warrant that Plaintiff is a Current Flux Power Stockholder and that none of Defendants' Released Claims have been assigned, encumbered, or in any manner transferred in whole or in part, and that neither Plaintiff nor Plaintiff's Counsel will attempt to assign, encumber, or in any way transfer, in whole or in part, any of Defendants' Released Claims.

12. Stipulation Not an Admission

12.1 Neither this Stipulation nor the Settlement, nor any act or omission taken in connection with this Stipulation or the Settlement, is intended or shall be deemed to be a presumption, concession or admission by: (a) any of the Individual Defendants, Flux Power or any of the Released Defendant Parties as to the validity of any claims, causes of action or other issues that were or could have been raised in the Action or in any other litigation, or to be evidence of or constitute an admission of wrongdoing or liability by any of them, and each of them expressly denies any such wrongdoing or liability; or (b) Plaintiff as to the lack of merit of any claim or the validity of any defense.

12.2 Any communications related to the Settlement, their contents or any of the negotiations, statements, or proceedings in connection therewith shall not be offered or admitted in evidence or referred to, interpreted, construed, invoked, or otherwise used by any person for any purpose in the Action or otherwise, except as may be necessary to effectuate the Settlement.

12.3 Paragraphs 10.2, 10.3, 12.1, and 12.2 shall remain in full force and effect in the event that the proposed Settlement is terminated or fails to become effective for any reason.

13. No Waiver

13.1 Any failure by any Party to insist upon the strict performance by any other Party of any of the provisions of the Settlement shall not be deemed a waiver of any of the provisions of the Settlement, and such Party shall have the right thereafter to

insist upon the strict performance of any and all of the provisions of the Settlement. All waivers must be in writing and signed by the Party against whom the waiver is asserted.

13.2 No waiver, express or implied, by any Party of any breach or default in the performance by any other Party of its obligations pursuant to the Settlement shall be deemed or construed to be a waiver of any other breach, whether prior, subsequent or contemporaneous, under the terms of the Settlement.

14. Breach

The Parties agree that in the event of any breach of the Settlement, all of the Parties' rights and remedies at law, equity, or otherwise, are expressly reserved.

15. Entire Agreement; Amendments

This Stipulation constitutes the entire agreement among the Parties with respect to the subject matter hereof and may be modified or amended only by a writing signed by the signatories hereto or their representatives.

16. Counterparts

This Stipulation may be executed in multiple counterparts by any of the signatories hereto, including by facsimile, and as so executed shall constitute one agreement.

17. Successors and Assigns

Except as expressly provided for herein, this Stipulation, and all rights and powers granted hereby, shall be binding upon and inure to the benefit of the Parties and their respective agents, executors, heirs, successors, affiliates and assigns.

18. Jurisdiction

Any action related to implementing and enforcing the Settlement shall be filed and litigated exclusively in the Court. Each Party: (i) consents to personal jurisdiction in any such action brought in the Court; (ii) consents to service of process by registered mail (with a copy to be delivered at the time of such mailing to counsel for each Party by electronic mail) upon such Party and/or such Party's agent for purposes

of such action; (iii) waives any objection to venue in the Court and any claim that the Court is an inconvenient forum for such action; and (iv) waives any right to demand a jury trial as to any such action.

19. Bankruptcy

19.1 Flux Power represents that to its actual knowledge at the time of execution of this Stipulation, it is not "insolvent" as that term is defined in 11 U.S.C. § 101(32), nor does Flux Power project that the payment of any costs incurred in connection with the Settlement, including those related to providing Notice and paying the Fee and Expense Amount in accordance with the Stipulation would render it insolvent within that meaning.

19.2 In the event any proceedings by or on behalf of Flux Power, whether voluntary or involuntary, are initiated under any chapter of the U.S. Bankruptcy Code, including any act of receivership, asset seizure, or similar federal or state law action ("Bankruptcy Proceedings"), the Parties agree to use their reasonable best efforts to obtain all necessary orders, consents, releases, and approvals to effectuate this Stipulation in a timely and expeditious manner.

19.3 In the event that any Bankruptcy Proceedings are initiated by or on behalf of Flux Power prior to Final Approval of the Settlement, the Parties agree that all dates and deadlines set forth herein will be extended for such periods of time as are necessary to obtain necessary orders, consents, releases, and approvals from the presiding Bankruptcy Court to carry out the terms and conditions of the Stipulation.

19.4 Flux Power represents and acknowledges that it is receiving consideration through the Stipulation that provides it reasonably equivalent value for the terms and conditions imposed on Flux Power through the Stipulation, specifically, the release of claims specified herein, and that the Fee and Expense Amount will be paid by the Company's insurers, not from assets or property of Flux Power, and not otherwise available to pay any claims or debts of Flux Power. Flux Power agrees that this Stipulation is not, and expressly waives any argument that this Stipulation is, an

"executory contract" as that term is used in the U.S. Bankruptcy Code that can be rejected pursuant to 11 U.S.C. § 365 on motion filed with the Bankruptcy Court.

19.5 Flux Power agrees to consent to and not oppose any motion filed in the Bankruptcy Court by Plaintiff or Individual Defendants requesting relief from the automatic stay to consummate the Settlement before the Court and not to oppose any effort of Plaintiff and the Individual Defendants to secure the funding of the Fee and Expense Amount as required by the Stipulation.

20. Authority

The undersigned attorneys represent and warrant that they have the authority from their client(s) to enter into this Stipulation and bind their client(s) thereto.

IN WITNESS WHEREOF, the Parties have caused this Stipulation to be executed, by their duly authorized attorneys, dated August 12, 2025.

Dated: August 12, 2025

Respectfully submitted,

GAINEY McKENNA & EGLESTON

<u>*/s/ Thomas J. McKenna*</u>
Thomas J. McKenna
Gregory M. Egleston
260 Madison Avenue, 22nd Fl.
New York, New York 10016
Phone: (212) 983-1300
Fax: (212) 983-0383
Email: tjmckenna@gme-law.com
Email: gegleston@gme-law.com

WOLF HALDENSTEIN ADLER FREEMAN & HERZ, LLP
Betsy C. Manifold (SBN 182450)
Alex Joseph Tramontano (SBN 276666)
Rachele R. Byrd (SBN 190634)
750 B Street, Suite 1820
San Diego, CA 92101
Telephone: (619) 234-3895
Facsimile: (619) 234-4599
Email: bmanifold@whafh.com
Email: tramontano@whafh.com
Email: rbyrd@whafh.com

Counsel for Plaintiff

WILSON SONSINI GOODRICH & ROSATI, P.C.

<u>*/s/ Caz Hashemi*</u>
Caz Hashemi (SBN 210239)
chashemi@wsgr.com
Benjamin M. Crosson (SBN 247560)
bcrosson@wsgr.com
650 Page Mill Road
Palo Alto, CA 94304-1050
Telephone: (650) 493-9300
Facsimile: (866) 974-7329

Jessica L. Snorgrass (SBN 259962)
jsnorgrass@wsgr.com
1900 Avenue of the Stars, 28th Floor
Los Angeles, CA 90067
Telephone: (424) 446-6900

Counsel for Defendants Ronald F. Dutt, Michael Johnson, Mark Leposky, Dale T. Robinette, Lisa Walters-Hoffert, Cheemin Bo-Linn, and Nominal Defendant Flux Power Holdings, Inc. Management GP, LLC

WILSON ELSER MOSKOWITZ EDELMAN & DICKER LLP

<u>*/s/ David Aveni*</u>
David Aveni (SBN 251197)
401 West A St., Suite 1900
San Diego, CA 92101
Tel: 619-321-6200
Fax: 619-321-6201
david.aveni@wilsonelser.com

Counsel for Defendant Charles A. Scheiwe

EXHIBIT A

Flux Power Derivative Litigation

I. FLUX POWER CORPORATE GOVERNANCE REFORMS

The Board of Directors (the "Board") of Flux Power Holdings, Inc. ("Flux Power" or the "Company") has agreed to adopt or maintain the following corporate governance reforms (the "Reforms"). No later than ninety (90) days from the effective date of settlement and resolution of the Derivative Matter, the Company shall implement and/or maintain, where applicable, the Reforms described below for five (5) years from the effective date of the settlement and resolution of the Derivative Matter.

Flux Power acknowledges that the commencement, prosecution, and settlement of this derivative action was a material and substantial factor in the decision by Flux Power to adopt, implement, and maintain these corporate governance reforms and funding commitments. Flux Power and its Board also acknowledge and agree that the Reforms confer substantial benefits upon Flux Power and Flux Power's shareholders.

1. Accounting Policies, Procedures, and Financial Reporting Guidelines

The Board, with the assistance of the Chief Financial Officer ("CFO"), shall establish, document, and maintain accounting policies, procedures, and financial reporting checklists to ensure that the Company's accounting and related financial policies fulfill Generally Accepted Accounting Principles ("GAAP"), SEC, and industry reporting requirements.

The Audit Committee shall, at least annually, review these policies, procedures, and checklists to ensure that all policies are up to date.

The Board shall cause the Company to retain and compensate, when necessary, independent counsel, accountants, or other experts to assist in carrying out these duties and responsibilities.

The Audit Committee shall incorporate a review and audit of such policies and procedures into the Company's annual internal audit, and shall identify any modifications reflecting changes in GAAP, United States Securities and Exchange Commission (the "SEC"), and industry requirements and their impact prior to the issuance of subsequent quarterly and annual financial statements.

2. Inventory Controls Assessment

The Company shall enact the following improvements with respect to its inventory controls:

(a) The Company's Audit Committee shall perform, at least annually for a period of three (3) years, an assessment of the Company's inventory controls to ensure

the Company's inventory controls are adequate and that its inventory is being managed efficiently and effectively;

(b) The Chief Operating Officer, Director of Supply Chain or other appropriate personnel will, on a quarterly basis, review the effectiveness of the Company's inventory controls and discuss any issues with the Company's Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO");

(c) The Chief Operating Officer, Director of Supply Chain or other appropriate personnel shall review the Company's inventory for any material inventory buildups or other planned or actual material changes in Company's inventory, the reasoning or cause behind these efforts, and the anticipated effects of planned inventory management measures, including the likelihood and size of any write-downs and shall, at least on a quarterly basis, present those issues to the Audit Committee.

3. Enhancements to the Audit Committee

The Audit Committee Charter shall be amended as follows:

(a) The Audit Committee shall meet at least four (4) times annually. The Audit Committee shall meet no less than twice per year in executive sessions with management, including but not limited to the Company's Director of Accounting, and also with the Company's independent outside auditor. At least one of the annual executive sessions of the Audit Committee shall be conducted outside of the presence of the Company's CFO;

(b) The Audit Committee shall solicit the input of department representatives as necessary to review the accuracy of public disclosures related to issues within their expertise, including, without limitation: (i) operations, enterprise risks, and compliance matters that may have a material impact on the Company's operational performance, financial health, balance of risk, stability, or liquidity; or (ii) any other matter required to be disclosed under state and federal securities laws and regulations;

(c) The Audit Committee, in conjunction with the CFO and the Director of Accounting, shall review the basis of any prospective financial guidance to be provided to the market and/or publicly disclosed by the Company, including but not limited to the Company's projected revenue, income, expenses, liabilities, losses, and margins, prior to disclosure;

(d) The Audit Committee shall review, in conjunction with the Director of Accounting and the CFO, all financial results provided to the market and/or publicly disclosed by the Company, including but not limited to financial results reported in the Company's filings with the SEC prior to issuance to ensure the accuracy, completeness, and timeliness of disclosures, and to confirm there is a reasonable basis for such financial results; if not, it shall notify the Board of any material discrepancies, errors, misstatements,

and/or omissions with respect to such publicly reported financial results; and

(e) The Audit Committee, in conjunction with the CFO and the Company's independent outside auditor, shall annually review staffing of Flux Power's internal accounting department to ensure that necessary staffing levels are maintained.

4. Chief Financial Officer Responsibilities

The Board shall adopt a resolution specifying the responsibilities and duties of the Company's CFO, which shall include the following:

(a) Reporting to the Audit Committee on a quarterly basis.

(b) Monitoring, at least quarterly, the Company's financial performance.

(c) Leading the development and execution of effective strategies to assure legally compliant investor communications.

(d) Working diligently with the Audit Committee and CEO to timely prepare and file truthful and accurate periodic financial reports.

(e) Working to develop and/or maintain investor relations policies and controls to ensure compliance with all federal and state laws and regulations relating to financial and disclosure matters.

(f) Working directly with the Audit Committee to ensure that all investor-related documents and announcements are accurate and truthful.

(g) Annually reviewing the staffing of Flux Power's internal accounting department, in conjunction with the Audit Committee and independent auditor, to ensure that necessary staffing levels are maintained.

The Board shall direct the CFO to engage outside consultants to the extent necessary, including to provide technical accounting expertise and assist with the review of financial results provided to the market and/or publicly disclosed by the Company, including but not limited to financial results reported in Flux Power's SEC filings, prior to issuance to ensure the accuracy, completeness, and timeliness of disclosures, and, where appropriate, to ensure that such financial results were prepared in compliance with GAAP.

5. Financial Code of Conduct

Flux Power shall implement and/or maintain a Financial Code of Conduct which shall supplement the existing Code of Conduct and apply to the Company's CEO, CFO, Director of Accounting, Chairman of the Board, Audit Committee, any external financial consultants retained by the Company, and any other senior employee or director with

financial, accounting, treasury, or tax responsibilities, in each case as appropriate based on their role in the Company (collectively, "Finance Professionals").

The Financial Code of Conduct shall contain the following:

1. Finance Professionals must act honestly, promote ethical conduct, and comply with the law, particularly as related to the maintenance of the company's financial books and records and the preparation of External Financial Reporting, including SEC filings and other regulatory submissions. They are specifically required to:

    (a) Develop honest and accurate financial statements.

    (b) Safeguard Company assets.

    (c) Prepare honest and meaningful financial plans, forecasts, and analyses of business proposals.

    (d) Enforce the Company's policies and regulations as they relate to financial controls and duties.

    (e) Ensure that effective internal accounting and operating controls are maintained.

2. Finance Professionals, in order to meet the highest levels of honesty, integrity, objectivity, and independence and comply with all relevant laws, regulations, and policies, must:

    (a) Avoid actual or apparent conflicts of interest and to report any material transaction or relationship that reasonably could be expected to give rise to such a conflict as required by this Code. A conflict of interest occurs when your personal interests interfere in any way, or even appear to interfere with, your professional responsibilities or the interests of the Company as a whole.

    (b) Refrain from participating in any activity that would prejudice their ability to carry out their duties ethically.

    (c) Never misrepresent or withhold material facts or allow independent judgment to be compromised.

    (d) Communicate unfavorable as well as favorable information and professional judgments or opinions.

    (e) Maintain awareness of laws, regulations, etc. and request appropriate legal advice as required.

(f) Be cognizant of potential violations of Company policies or laws that become visible through financial data and knowledge of business operations and report these as appropriate.

(g) Set a visible example of commitment to the letter and spirit of this Code for all Finance Professionals.

(h) Maintain appropriate professional standards in the documentation of accounting and other finance matters and in Company communications including e-mail correspondence.

(i) Never take, directly or indirectly, any action to coerce, manipulate, mislead, or fraudulently influence the Company's independent auditors in the performance of their audit or review of the Company's financial reporting.

(j) Never take, directly or indirectly, any action to coerce, manipulate, mislead, or fraudulently influence any financial report or public communication, or individual that is preparing the Company's financial reports or communications.

3. In filing any and all reports with the SEC, and in making other public communications that will be received by stockholders, analysts, and the investing public, all Finance Professionals must keep in mind their responsibility to maintain and make full, fair, accurate, timely, and understandable disclosures with respect to the Company's financial reports and financial condition. Thus, all Finance Professionals must:

(a) Maintain a reasonable level of internal controls, appropriately balancing the resources and needs of the Company.

(b) Record and report financial information, e.g., actuals, plans, outlooks and financial analyses accurately and honestly.

(c) Take appropriate steps to protect against unauthorized distribution and/or disclosure of confidential data.

4. Finance Professionals shall further be accountable for adherence to the Financial Code of Conduct and shall encourage reporting any violations of this Financial Code of Conduct and/or any other violations of Company policy or rule and/or state or federal regulation, law, or rule. Accordingly, Finance Professionals must:

(a) Ensure that the rules of the Financial Code of Conduct are imposed on their subordinates who are performing financial, accounting, treasury, or tax functions, and that they are made aware of this obligation.

(b) Initiate management action if and when a (possible) violation of this Financial Code of Conduct and/or any other violations of Company policy or rule and/or state or federal regulation, law, or rule is noted or raised within the Company.

(c) Certify, annually, in writing, that this Financial Code of Conduct has been adhered to during that fiscal year, and that any breaches have been promptly and duly reported to the CEO and CFO.

(d) Encourage, and remind subordinates of, reporting of actual or suspected violations of this Financial Code of Conduct and/or any other violations of Company policy or rule and/or state or federal regulation, law, or rule to the existing Whistleblower Hotline, pursuant to the Whistleblower Policy.

6. Enhancements to Compliance Responsibilities

The CFO (or, if appropriate, such other personnel as designated by the Board of Directors) shall implement/maintain the following responsibilities and duties related to compliance:

(a) Working with the Audit Committee to evaluate and define the goals of Flux Power's ethics and compliance program in light of trends and changes in laws that may affect Flux Power's compliance with laws relating to disclosure of the Company's risk exposure;

(b) Working with the Audit Committee and relevant senior executives to evaluate and ensure the Company's compliance with all accounting and financial reporting rules and regulations;

(c) Implementing procedures for monitoring the program's performance, and communicating with the Board regarding progress toward meeting program goals;

(d) Advising Flux Power's Audit Committee and acting as the liaison between the Audit Committee, Flux Power's executive officers, and the Board;

(e) Performing an independent review of Flux Power's draft quarterly and annual reports filed with the SEC on Forms 10-Q and 10-K, any registration statements or prospectuses filed in anticipation of offerings of Company securities, and related materials prior to their publication or filing to ensure

i. the accuracy, completeness, and timeliness of disclosures relating to risk exposure from the Company's reporting of financial data, business prospects and material risks, and quality of its internal controls;

ii. the identification and disclosure of any material risks to Flux Power's compliance with applicable laws and regulations; and

iii. accurate reporting of any material issues that may merit disclosure to the Audit Committee;

(f) Working with the Audit Committee to ensure the completeness and accuracy of the financial data contained in Flux Power's periodic financial reports;

(g) Working with the Audit Committee to ensure the completeness and accuracy of the Company's business prospects and financial reporting in the Company's SEC filings and press releases;

(h) Promptly reporting to the Audit Committee any allegations of compliance and ethics concerns relating to fraud or reporting violations, and preparing quarterly written reports to the Audit Committee evaluating, and, where necessary, recommending remedial actions;

(i) As appropriate, employing an independent third-party consultant and/or service at the Company's expense to assist in the assessment of internal risk; and

7. Insider Trading Controls

The Insider Trading Compliance Policy shall be posted on the Company's website, which shall make clear that 10b5-1 trading plans ("Trading Plans"), should be structured in consultation with counsel, consistent with current best practices and current SEC requirements.

The Insider Trading Compliance Policy shall provide that any failure to comply with the Insider Trading Compliance Policy by any Flux Power employee or director will result in an assessment concerning appropriate disciplinary action, which may include reimbursement for any fines, fees, or expenses incurred by the Company as a result of any noncompliance with the Insider Trading Compliance Policy, cancellation of outstanding stock options, disqualification from performance-based compensation, and employee discipline up to and including termination.

Furthermore, no waivers or exemptions to the Insider Trading Compliance Policy shall be granted to any officer, director, employee, or any other person with material non-public information about the Company.

The Insider Trading Compliance Policy shall outline procedures for the submission of complaints from Flux Power employees regarding actual or potential violations of the Insider Trading Compliance Policy. These procedures shall provide that:

(a) Complaints may be submitted confidentially or anonymously via e-mail or mail.

(b) Upon receipt of a complaint, the Audit Committee will: (i) determine whether the complaint relates to the Insider Trading Policy; and (ii) when possible, acknowledge receipt of the complaint to the sender.

(c) The Audit Committee will review such complaints, and the review process shall, to the fullest extent possible, honor the confidentiality of the complainant.

(d) The Audit Committee shall maintain a record of all complaints for a period no less than three (3) years.

(e) Prompt and appropriate corrective action will be taken when and as warranted by a determination of the Audit Committee.

(f) The Audit Committee may utilize outside legal counsel and other experts and advisors to investigate allegations of improper insider trading.

(g) The Company will not take any inappropriate retaliatory action against any Flux Power employee with respect to good faith reporting of complaints relating to or arising out of the Insider Trading Compliance Policy.

(h) The Insider Trading Compliance Policy shall be published on the Investor Relations section of the Company's website.

8. Whistleblower Policy

The Company shall establish and/or maintain a reporting hotline for individuals to anonymously report suspected or actual misconduct, violations of the Code of Conduct or other internal policies, or violations of any laws, rules, or regulations. The hotline shall be managed by an independent third-party who shall promptly report in writing any credible complaint to Human Resources and/or the Audit Committee, as appropriate, within three (3) business days of receipt. The link to the hotline shall continue to be placed in the Code of Conduct and shall also be conspicuously and widely posted by Flux Power on its website and shall be distributed to each current employee and stakeholder by email or letter. Furthermore, the Company shall publish the hotline telephone number in the Code of Conduct and in any place where the Company publishes the link to the hotline website. The Board shall also require management maintain a specific written policy protecting whistleblowers (the "Whistleblower Policy") that consists of the following and shall include such policy on the Company's website:

(a) The Company's Whistleblower Policy shall:

i. Encourage interested parties to bring forward ethical and legal violations and/or a reasonable belief that ethical and legal violations

have occurred to the Audit Committee and/or the Whistleblower Hotline so that action may be taken to resolve the concern. These complaints shall be reviewed by the Audit Committee in consultation with and under the supervision of the Company's legal counsel, and presented to the full Board; and

ii. Effectively communicate that Flux Power is serious about adherence to its corporate governance policies and that whistleblowing is an important tool in achieving this goal.

(b) The Whistleblower Policy—with the endorsement of the Board and the most senior management of the Company—must adequately notify employees, independent contractors and vendors of Flux Power of the following:

i. Executives are subject to criminal penalties, including imprisonment, for retaliation against whistleblowers;

ii. Whistleblower complaints may be directed to the Audit Committee in addition to the Whistleblower Hotline, and the complaints will be handled by these parties anonymously and in confidence;

iii. If a whistleblower brings their complaint to an outside regulator or other governmental entity, they will be protected by the terms of the Whistleblower Policy just as if they directed the complaint to the Audit Committee and/or the Whistleblower Hotline;

iv. If an employee is subject to an adverse employment decision as a result of whistleblowing, the employee may file a complaint with the Department of Labor within ninety (90) days of the alleged violation (a failure to report such claims within the 90-day window does not foreclose any other available legal remedy);

v. In the performance review process, employees may be rewarded for top performance and satisfying the stated values, business standards, and ethical standards of the Company; and

vi. It is both illegal and against Flux Power's policy to discharge, demote, suspend, threaten, intimidate, harass, or in any manner discriminate against whistleblowers.

(c) The Company shall remind employees of whistleblower options and whistleblower protections in employee communications provided at least twice a year and via the Company's intranet.

EXHIBIT B

BETSY C. MANIFOLD (182450)
RACHELE R. BYRD (190634)
ALEX J. TRAMONTANO (276666)
WOLF HALDENSTEIN ADLER FREEMAN & HERZ LLP
750 B Street, Suite 1820
San Diego, CA 92101
Telephone: (619) 239-4599
Facsimile: (619) 234-4599
manifold@whafh.com
byrd@whafh.com
tramontano@whafh.com

Attorneys for Plaintiff

[Additional Counsel on Signature Page]

**IN THE UNITED STATES DISTRICT COURT
FOR THE SOUTHERN DISTRICT OF CALIFORNIA**

RONALD PEARL, derivatively on behalf of FLUX POWER HOLDINGS, INC., Plaintiff, v. RONALD F. DUTT, CHARLES A. SCHEIWE, MICHAEL JOHNSON, MARK LEPOSKY, DALE T. ROBINETTE, LISA WALTERS-HOFFERT, AND CHEEMIN BO-LINN, Defendants, and FLUX POWER HOLDINGS, INC., Nominal Defendant.	Case No.: 3:25-cv-00373-JO-DDL

This matter came before the Court on Plaintiff's unopposed motion requesting that the Court enter an order: (i) preliminarily approving the proposed settlement ("Settlement") of stockholder derivative claims brought on behalf of Flux Power Holdings, Inc. ("Flux Power" or the "Company") in accordance with the Stipulation and Agreement of Settlement dated August 12, 2025 (the "Stipulation"); (ii) approving the form and manner of the notice of the Settlement to Current Flux Power Stockholders; and (iii) setting a date for the Settlement Hearing.[1]

WHEREAS, the Stipulation sets forth the terms and conditions for the Settlement, which will resolve the above-captioned stockholder derivative action brought on behalf of Flux Power (the "Action");

WHEREAS, the Court finds, upon a preliminary evaluation, that the proposed Settlement falls within the range of possible approval criteria, as it provides a beneficial result for Flux Power and appears to be the product of serious, informed, non-collusive negotiations overseen by an experienced mediator; and

WHEREAS, the Court also finds, upon a preliminary evaluation, that Current Flux Power Stockholders should be apprised of the Settlement through the Parties' proposed form and means of notice; allowed to file objections, if any, thereto; and appear at the Settlement Hearing, if they so desire.

NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED AS FOLLOWS:

1. The Court preliminarily approves, subject to further consideration at the Settlement Hearing described below, the Settlement as set forth in the Stipulation as being fair, reasonable, and adequate.

2. On ___________, 2025, at _____ __.m., at the Edward J. Schwartz United States Courthouse, 221 West Broadway, San Diego, CA 92101, Courtroom

---

[1] Except as otherwise expressly provided below or as the context otherwise requires, all capitalized terms contained herein shall have the same meanings and/or definitions as set forth in the Stipulation.

4C or via Zoom or some other video platform or telephonically, the Honorable Jinsook Ohta will hold a hearing (the "Settlement Hearing") at which the Court will determine whether: (i) the terms of the Stipulation should be approved as fair, reasonable, and adequate; (ii) the Notice, as set forth in **Exhibit C** to the Stipulation, fully satisfies the requirements of Federal Rule of Civil Procedure 23.1 and the requirements of due process; (iii) to enter the proposed Order and Final Judgment in its entirety, as set forth in **Exhibit D** to the Stipulation; (iv) the Fee and Expense Amount as well as the Service Award should be approved; and (v) to determine such other matters as the Court may deem appropriate.

3. The Court reserves the right to: (i) approve the Settlement, with such modifications as may be agreed to by counsel for the Parties consistent with such Settlement, without further notice to Current Flux Power Stockholders; (ii) continue or adjourn the Settlement Hearing from time to time, by oral announcement at the hearing or at any adjournment thereof, without further notice to Current Flux Power Stockholders; and (iii) the right to conduct the Settlement Hearing remotely without further notice to Current Flux Power Stockholders.

4. The Court finds that the form, substance, and dissemination of information to Current Flux Power Stockholders regarding the proposed Settlement in the manner set out in this order ("Preliminary Approval Order"), including the Notice, as set forth in **Exhibit C** to the Stipulation, constitutes the best notice practicable under the circumstances and complies with the Federal Rules of Civil Procedure and all other applicable law and due process.

5. Within **fourteen (14) days** after the entry of an order by the Court preliminarily approving the Settlement, the notice of the Settlement shall be provided through (i) the filing of a Current Report on Form 8-K with the U.S. Securities Exchange Commission ("SEC") by the Company, which shall include as attachments the approved settlement notice ("Settlement Notice") and the Stipulation and exhibits thereto; (ii) the publication one time of the Settlement Notice in *Investor's Business*

Daily or www.investors.com; and (iii) the posting of the SEC Form 8-K with the Settlement Notice, Stipulation and exhibits thereto on the Company's Investor Relations website through the date of the Settlement Hearing.

6. All costs incurred in the posting, filing, and publishing of the notice of the Settlement as provided in paragraph 5 above shall be paid by Flux Power, and Defendants shall undertake all administrative responsibility for the posting, filing, and publishing of such notice of the Settlement.

7. At least **ten (10) business days before** the Settlement Hearing, Defendants' Counsel shall file with the Court an appropriate affidavit with respect to the posting, filing, and publishing of the notice of the Settlement as provided for in paragraph 5 of this Preliminary Approval Order.

8. Prior to Final Approval of the Settlement by the Court, Plaintiff, Current Flux Power Stockholders, and any other of Plaintiff's Releasees, and anyone who acts or purports to act on their behalf, are barred and enjoined from filing, commencing, prosecuting, intervening in, participating in, or receiving any benefits or other relief from any other lawsuit, arbitration, or administrative, regulatory, or other proceeding (including a motion or complaint in intervention in any such action or proceeding if the person or entity filing such motion or complaint in intervention purports to be acting as, on behalf of, for the benefit of, or derivatively for any of the above persons or entities) or order, in any jurisdiction or forum, as to the Released Defendant Parties based on or relating in any way to the Released Claims.

9. Current Flux Power Stockholders who wish to object to the fairness, reasonableness or adequacy of the Settlement or to any term(s) of the Settlement must both serve on Plaintiff's Counsel and Defendants' Counsel (as set out below) and file with the Court a statement of objection, which must be received by no later than ____________ __, 2025 (which date shall be at least twenty-one (21) calendar days before the Settlement Hearing). Any Current Flux Power Stockholder may object on his, her or its own, or through counsel hired at his, her or its own expense. Any

Current Flux Power Stockholder's objection should set out the specific reasons, if any, for each objection, including any legal support the Current Flux Power Stockholder wishes to bring to the Court's attention and any evidence the Current Flux Power Stockholder wishes to introduce in support of such objections. The statement of objection must include the caption of the Action and the following information: (i) the Current Flux Power Stockholder's name, address, telephone number and e-mail address (if available); (ii) the number of shares of Flux Power stock the Current Flux Power Stockholder currently holds, together with third-party documentary evidence, such as the most recent account statement, showing such share ownership, and proof of being a current Flux Power stockholder as of August 12, 2025, through the present, (iii) if the objection is made through the Current Flux Power Stockholder's counsel, that counsel's name, address, telephone number and e-mail address; (iv) a statement of specific objections to the Settlement, the grounds therefore, or the reasons for such person desiring to appear and be heard, as well as all documents or writings such person desires the Court to consider; (v) the identities of any witnesses such person plans on calling at the Settlement Hearing, along with a summary description of their likely testimony; and (vi) a list – including dates, courts, case names and numbers, and disposition – of any other settlements to which the individual or entity has been a party to or objected during the previous three (3) years.

10. Any attorney retained by a Current Flux Power Stockholder for the purpose of objecting must both serve on Plaintiff's Counsel and Defendants' Counsel (as set out below) and file with the Court a notice of appearance, which must be received by no later than _______________, 2025 (which date shall be at least twenty-one (21) calendar days before the Settlement Hearing).

11. A Current Flux Power Stockholder who wishes to object to the proposed Settlement does not need to attend the Settlement Hearing. However, any Current Flux Power Stockholder who files and serves a timely written objection pursuant to this Preliminary Approval Order – and only such Current Flux Power Stockholders –

may appear at the Settlement Hearing either in person or through personal counsel retained at his, her or its own expense. Any Current Flux Power Stockholder's counsel who intends to make an appearance at the Settlement Hearing must serve on Plaintiff's Counsel and Defendants' Counsel (as set out below) and file with the Court a notice of intention to appear, which must be received by no later than ____________ __, 2025 (which date shall be at least twenty-one (21) calendar days before the Settlement Hearing).

12. Any submissions made pursuant to paragraphs 9 through 11 of this Preliminary Approval Order must be (i) sent or delivered to the following addresses:

a. The Court:

Clerk of Court
United States District Court
Southern District of California
333 West Broadway, Suite 420
San Diego, CA 92101

b. Plaintiff's Counsel:

GAINEY McKENNA & EGLESTON
Thomas J. McKenna
Gregory M. Egleston
260 Madison Avenue, 22nd Floor
New York, NY 10016
(212) 983-1300
tjmckenna@gme-law.com
gegleston@gme-law.com

c. Defendants' Counsel:

WILSON SONSINI GOODRICH & ROSATI
Caz Hashemi
Ben Crosson
650 Page Mill Road
Palo Alto, CA 94303-1050
(650) 320-4827

chashemi@wsgr.com
bcrosson@wsgr.com

Jessica L. Snorgrass (SBN 259962)
1900 Avenue of the Stars, 28th Floor
Los Angeles, CA 90067
Telephone: (424) 446-6900
jsnorgrass@wsgr.com

WILSON ELSER MOSKOWITZ EDELMAN & DICKER LLP
David Aveni
401 West A Street, Suite 1900
San Diego, CA 92101
(619) 881-3307
David.Aveni@wilsonelser.com

13. Counsel for the Parties are directed to promptly inform each other of any submission served on them (or that otherwise comes into their possession) pursuant to paragraphs 9 through 11 of this Preliminary Approval Order.

14. Any Current Flux Power Stockholder who fails to comply with the requirements of this Preliminary Approval Order shall waive and forfeit any and all rights he, she or it may otherwise have to object and/or to appear at the Settlement Hearing. Current Flux Power Stockholders do not need to appear at the hearing or take any other action to indicate their approval of the proposed Settlement.

15. Any Current Flux Power Stockholder who submits an objection to the proposed Settlement shall be deemed to consent to the exclusive jurisdiction of this Court with respect to such objection and all issues that arise or relate to such objection, including any order issued or findings made by the Court regarding the objection.

16. The Parties shall file with the Court (and serve on each other) any papers they wish to submit in support of the proposed Settlement as follows:

a. Any motions for final approval of the proposed Settlement and motions for Plaintiff's Counsel's Fee and Expense Amount must be filed and served at least twenty-eight (28) days before the Settlement Hearing; and

b. Any papers in response to objections must be filed and served at least fourteen (14) days before the Settlement Hearing.

17. All proceedings in the Action are stayed until further order of the Court, except as may be necessary to implement the Settlement or comply with the terms of the Stipulation.

18. This Court may, for good cause, extend any of the deadlines set forth in this Preliminary Approval Order without further notice to Current Flux Power Stockholders.

19. Neither the Stipulation nor the Settlement, nor any act or omission taken in connection with the Stipulation or the Settlement, is intended or shall be deemed to be a presumption, concession or admission by: (a) any of the Individual Defendants, Flux Power or any of the Released Defendant Parties as to the validity of any claims, causes of action or other issues that were or could have been raised in the Action or in any other litigation, or to be evidence of or constitute an admission of wrongdoing or liability by any of them; or (b) Plaintiff as to the lack of merit of any claim or the validity of any defense.

20. The Court reserves the right to hold the Settlement Hearing telephonically or by videoconference without further notice to Current Flux Power Stockholders. Any Current Flux Power Stockholder (or his, her or its counsel) who wishes to appear at the Settlement Hearing should consult the Court's calendar for any change in date, time or format of the Settlement Hearing. The Court may approve the Settlement and any of its terms, with such modifications as may be agreed to by the Parties, if appropriate, without further notice to Current Flux Power Stockholders. The Court retains jurisdiction to consider all further applications arising out of or connected with the Settlement.

IT IS SO ORDERED.

DATED: _______________

____
HONORABLE JINSOOK OHTA
UNITED STATES DISTRICT COURT JUDGE

EXHIBIT C

BETSY C. MANIFOLD (182450)
RACHELE R. BYRD (190634)
ALEX J. TRAMONTANO (276666)
WOLF HALDENSTEIN ADLER FREEMAN & HERZ LLP
750 B Street, Suite 1820
San Diego, CA 92101
Telephone: (619) 239-4599
Facsimile: (619) 234-4599
manifold@whafh.com
byrd@whafh.com
tramontano@whafh.com

Attorneys for Plaintiff

[Additional Counsel on Signature Page]

IN THE UNITED STATES DISTRICT COURT
FOR THE SOUTHERN DISTRICT OF CALIFORNIA

RONALD PEARL, derivatively on behalf of FLUX POWER HOLDINGS, INC., Plaintiff, v. RONALD F. DUTT, CHARLES A. SCHEIWE, MICHAEL JOHNSON, MARK LEPOSKY, DALE T. ROBINETTE, LISA WALTERS-HOFFERT, AND CHEEMIN BO-LINN, Defendants, and FLUX POWER HOLDINGS, INC., Nominal Defendant.	Case No.: 3:25-cv-00373-JO-DDL

TO: **ALL PERSONS OR ENTITIES WHO HOLD OR BENEFICIALLY OWN, DIRECTLY OR INDIRECTLY, FLUX POWER HOLDINGS, INC. ("FLUX POWER" OR THE "COMPANY") COMMON STOCK AS OF AUGUST 12, 2025 ("CURRENT FLUX POWER STOCKHOLDERS")**

PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. THIS NOTICE RELATES TO A PROPOSED SETTLEMENT AND DISMISSAL OF THE ABOVE-CAPTIONED STOCKHOLDER DERIVATIVE ACTION (THE "ACTION") BY ENTRY OF THE JUDGMENT BY THE COURT AND CONTAINS IMPORTANT INFORMATION REGARDING YOUR RIGHTS. YOUR RIGHTS MAY BE AFFECTED BY THESE LEGAL PROCEEDINGS. IF THE COURT APPROVES THE SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE APPROVAL OF THE PROPOSED SETTLEMENT AND FROM PURSUING THE RELEASED CLAIMS.

IF YOU HOLD FLUX POWER COMMON STOCK FOR THE BENEFIT OF ANOTHER, PLEASE PROMPTLY TRANSMIT THIS DOCUMENT TO SUCH BENEFICIAL OWNER.

THE RECITATION OF THE BACKGROUND AND CIRCUMSTANCES OF THE SETTLEMENT CONTAINED HEREIN DOES NOT CONSTITUTE THE FINDINGS OF THE COURT. IT IS BASED ON REPRESENTATIONS MADE TO THE COURT BY COUNSEL FOR THE PARTIES.

THIS ACTION IS NOT A "CLASS ACTION." THUS, THERE IS NO COMMON FUND UPON WHICH YOU CAN MAKE A CLAIM FOR A MONETARY PAYMENT.

Notice is hereby provided to you of the proposed settlement (the "Settlement") of the above-referenced stockholder derivative lawsuit. This Notice is provided by Order of the United States District Court for the Southern District of California (the "Court"). It is not an expression of any opinion by the Court. It is to notify you of the terms of the proposed Settlement, and your rights related thereto.

I. <u>WHY THE COMPANY HAS ISSUED THIS NOTICE</u>

Your rights may be affected by the Settlement of the action captioned *Pearl v. Dutt, et al.*, Case No. 3:25-cv-00373-JO-DDL (S.D. Cal.) (the "Action"). Plaintiff in this Action, Ronald Pearl ("Plaintiff"); defendants Ronald F. Dutt, Charles A. Scheiwe, Michael Johnson, Mark Leposky, Dale T. Robinette, Lisa Walters-Hoffert, and Cheemin Bo-Linn (the "Individual Defendants"); and nominal defendant Flux

Power (together with the Individual Defendants, the "Defendants") (Plaintiff and Defendants are collectively referred to as the "Parties") have agreed upon terms to settle the Action and, through counsel, have signed a written Stipulation and Agreement of Settlement ("Stipulation") memorializing those settlement terms.

On ___________, 2025, at _____ __.m., at the Edward J. Schwartz United States Courthouse, 221 West Broadway, San Diego, CA 92101, Courtroom 4C or via Zoom or some other video platform or telephonically, the Honorable Jinsook Ohta will hold a hearing (the "Settlement Hearing") in the Action. For more details on the Settlement Hearing, including how to attend and object to the Settlement, see Sections VI and VII below.

II. SUMMARY OF THE ACTION

A. Description of the Action

Flux Power, a Nevada corporation headquartered in California, designs, manufactures, and sells advanced lithium-ion energy storage solutions for electrification of a range of industrial and commercial sectors including material handling, airport ground support equipment ("GSE"), and stationary energy storage.

The Action arises from allegations that the Individual Defendants breached their fiduciary duties as officers and directors of Flux Power by making false and/or misleading statements and/or failing to disclose that: (i) Flux Power's financial statements from November 10, 2022 to the filing of the Complaint included, among other things, overstated inventory, gross profit, current assets, and total assets; (ii) Flux Power understated its cost of sales and net loss; (iii) as a result, Flux Power would need to restate its previously filed financial statements from November 10, 2022 to the filing of the Complaint; (iv) Flux Power understated its internal control weaknesses and/or stated that it had adequate internal controls when it did not; and (v) as a result, the Individual Defendants' statements about its business, operations, and prospects, were materially false and misleading and/or lacked a reasonable basis.

The Action alleges that the truth regarding the Company's purportedly defective internal controls over financial reporting and Individual Defendants' breaches of fiduciary duty was revealed on September 5, 2024 when the Company announced it would need to restate certain previous financial statements. The Action further alleges that on September 30, 2024, the Company filed a notification of late filing with the U.S. Securities and Exchange Commission (the "SEC") and, on November 25, 2024, the Company received a letter from the Listing Qualifications Department of the Nasdaq Stock Market LLC ("Nasdaq") notifying the Company that it was not in compliance with requirements of Nasdaq Listing Rule 5250(c)(1) as a result of not having filed its Quarterly Report on Form 10-Q for the period ended September 30, 2024 and its Annual Report on Form 10-K for fiscal year ended June 30, 2024.

As a result of these disclosures, the Action alleges that the Company's share price declined from $3.17 on September 5, 2024 to $1.60 on November 27, 2024. The Action also alleges that as a result of the disclosures and subsequent decline in share price, a securities fraud class action was filed against the Company and certain of its officers in the case captioned: *Kassam v. Flux Power Holdings, Inc., et al.*, Case No. 2:24-cv-02051 (D. Nev.) ("Securities Class Action"). [1]

Further, while allegedly engaging in the purported wrongful conduct and while allegedly in possession of material, non-public information (*i.e.*, the truth regarding the Company's controls over its financial reporting), the Action alleges that Defendants Johnson, Walters-Hoffert, Scheiwe, and Dutt collectively sold

---

[1] On December 23, 2024, defendants Flux and Ronald F. Dutt filed an unopposed motion to transfer the *Kassam* action to the Southern District of California. On January 14, 2025, Judge Cristina D. Silva granted the motion, and the case was transferred to the Southern District of California where it remains pending before the Honorable Judge Jinsook Ohta, captioned *Kassam, et al., v. Flux Power Holdings, Inc., et al.*, No. 3:25-cv-00113-JO-DDL, ECF Nos. 17-19.

approximately 335,301 shares of their personally held Flux Power common stock at artificially inflated prices for collective gross profits of approximately $1.4 million.

On January 7, 2025, Plaintiff filed the instant Action in the United States District Court for the District of Nevada against the Individual Defendants, asserting claims for breach of fiduciary duties, waste of corporate assets, unjust enrichment, and aiding and abetting, and against Defendants Johnson, Walters-Hoffert, Scheiwe, and Dutt for insider trading.

Then, on January 31, 2025, Defendants filed an unopposed motion to transfer the Action to this Court which was granted on February 19, 2025. Accordingly, the Action was transferred to this Court on February 20, 2025. Following transfer, the Parties filed a joint motion to extend the time for Defendants to respond to the complaint on March 21, 2025, which this Court ordered on March 24, 2025.

Following this, on March 27, 2025, the Parties filed a joint motion to stay the Action pending the resolution of the motion to dismiss in the Securities Class Action. Then, on May 1, 2025, the Court granted the Parties' joint motion to stay.

The Individual Defendants have vigorously denied, and continue to deny vigorously, any and all allegations of wrongdoing or liability with respect to the claims asserted in the Action.

B. The Settlement Negotiations

In or around June 2025, the Parties agreed to participate in a full day mediation to see if a resolution could be reached in the Action. The Parties agreed to engage in a mediation via Zoom on July 11, 2025 with the well-respected mediator, Robert A. Meyer, Esq. of JAMS (the "Mediator").

In advance of the mediation, Plaintiff reviewed the allegations in the Action and the Company's existing corporate governance and prepared a settlement proposal to aid the Parties' forthcoming settlement negotiations. On or around June 5, 2025,

Plaintiff's Counsel sent the settlement proposal to Defendants' Counsel for Defendants to review in advance of the mediation.

At the mediation, the Parties exchanged a number of proposals and counter proposals, negotiated the strengths and weaknesses of their respective positions, and exchanged other information to aid with their settlement negotiations. After arm's-length negotiations through the Mediator, the Parties ultimately reached an agreement to resolve the Action in exchange for the implementation and/or maintenance of corporate governance reforms (the "Reforms") which would directly target the purported wrongdoing alleged in the Action and further strengthen the Company's internal corporate governance practices.

Only after agreeing on the essential terms of the Settlement at the mediation did the Parties then begin negotiating an amount of attorneys' fees and expenses for Plaintiff's Counsel in consideration of the substantial benefits achieved for the Company and its current stockholders through the filing, litigation, and settlement of the Action ("Fee and Expense Amount"). Following the mediation, the Parties continued their discussions regarding a Fee and Expense Amount through the Mediator. On July 15, 2025, the Parties agreed to a Fee and Expense amount of $425,000 to reflect the substantial benefits achieved for the Company and its current stockholders through pursuing the Action on a contingency basis.

Following the agreement to resolve the Action at the mediation, the Parties drafted, negotiated, and executed this Stipulation, memorializing the essential terms of the Settlement.

III. TERMS OF THE PROPOSED DERIVATIVE SETTLEMENT

The proposed Settlement, as set forth more fully in the Stipulation, requires the Company to adopt, implement, and/or maintain the Reforms that are outlined in **Exhibit A** to the Stipulation. The Reforms shall be maintained for a minimum period of five (5) years from the date of adoption as outlined in the Stipulation.

The members of Flux Power's Board, including the independent, non-defendant directors, acting by unanimous resolution and in exercise of their business judgment, have determined that the Plaintiff's efforts in connection with the Action were a substantial factor in the adoption, implementation, and/or maintenance of the Reforms provided by the Settlement; that because of the substantial corporate benefits conferred on Flux Power and its stockholders, the Settlement is fair and reasonable in all respects; and approval of the Settlement is in the best interests of the Company and its stockholders.

This summary should be read in conjunction with, and is qualified in its entirety by reference to, the text of the Stipulation, which has been filed with the Court.

IV. PLAINTIFF'S COUNSEL'S ATTORNEYS' FEES AND EXPENSES

After the Parties reached an agreement in principle on the material substantive terms to resolve the Action, the Parties commenced negotiations regarding an amount of attorneys' fees and expenses for Plaintiff's Counsel commensurate with the substantial benefits achieved for the Company and its current stockholders through the Action. On July 15, 2025, after engaging in back-and-forth negotiations through the Mediator, the Parties agreed to a Fee and Expense Amount of $425,000, reflecting Plaintiff's Counsel's efforts in obtaining the substantial benefits for the Company through the Settlement.

V. REASONS FOR THE SETTLEMENT

The Parties believe that the Settlement and each of its terms are fair, reasonable, and in the best interests of the Company and its stockholders, and that the Settlement, including the Reforms, confers substantial and material benefits upon the Company and its stockholders.

A. Why Did Plaintiff Agree to Settle?

Plaintiff and Plaintiff's Counsel believe that the claims asserted in the Action have merit and that their investigations support the claims asserted. However, and

without conceding the merit of any of Defendants' defenses or the lack of merit of any of their own allegations, based upon their thorough investigation and evaluation of the relevant evidence, substantive law, procedural rules, and their assessment of the interests of Flux Power and Current Flux Power Stockholders, Plaintiff and Plaintiff's Counsel have determined that the Settlement's guarantee of substantial benefits conferred upon Flux Power and Current Flux Power Stockholders in the form of the Reforms is fair, reasonable and adequate consideration for foregoing the pursuit of a potentially superior recovery through further litigation, and serves the best interests of Flux Power and Current Flux Power Stockholders.

Plaintiff and Plaintiff's Counsel also have taken into account the uncertain outcome and the risk of any litigation, especially complex litigation such as the Action, as well as the difficulties and delays inherent in such litigation. Based upon their thorough investigation and evaluation of the relevant evidence, substantive law, procedural rules, and their assessment of the interests of Flux Power and its stockholders, Plaintiff and Plaintiff's Counsel have determined that the Settlement's guarantee of substantial benefits conferred upon Flux Power and its stockholders in the form of the Reforms is fair, reasonable and adequate consideration for foregoing the pursuit of a potentially superior recovery through further litigation, and serves the best interests of Flux Power and its stockholders.

Plaintiff's Counsel attest that they conducted an investigation relating to the claims and the underlying events alleged in the Action, including, but not limited to: (i) reviewing and analyzing Flux Power's public filings with the SEC, press releases, announcements, transcripts of investor conference calls, and news articles; (ii) reviewing and analyzing the investigations in publicly-available pleadings against Flux Power related to the allegations in the Action; (iii) reviewing and analyzing the allegations contained in the related Securities Class Action; (iv) researching, drafting, and filing shareholder derivative complaint; (v) researching the applicable law with

respect to the claims asserted (or which could be asserted) in the Action and the potential defenses thereto; (vi) researching corporate governance issues; (vii) preparing a detailed settlement demand on behalf of Plaintiff; (viii) participating in a mediation on July 11, 2025; (ix) engaging in settlement discussions and exchanging extensive corporate governance reforms and counteroffers with the Mediator and counsel for the Defendants; and (x) negotiating and drafting the settlement documentation for presentment to the Court.

Plaintiff's Counsel's views are further informed by their experience and thorough analysis of the facts and law governing the applicable derivative standing and pleading requirements, substantive claims and defenses, and damages and disgorgement remedies. Plaintiff's Counsel's assessment of the facts and legal issues material to their recommendation in favor of the Settlement was honed and refined in the course of drafting pleadings, and during the substantive written and verbal exchanges with Defendants' Counsel and the Mediator.

B. Why Did the Defendants Agree to Settle?

The Individual Defendants have vigorously denied, and continue to deny vigorously, any and all allegations of wrongdoing or liability with respect to the claims and contentions asserted in the Action. The Individual Defendants expressly have denied and continue to deny all allegations of wrongdoing by or liability against them or any of them arising out of, based upon, or related to, any of the conduct, statements, acts or omissions alleged, or that could have been alleged in the Action. Without limiting the foregoing, the Individual Defendants have denied and continue to deny, among other things, that they breached their fiduciary duties or any other duty owed to the Company or its stockholders, or that the Company or its stockholders suffered any damage or were harmed as a result of any conduct alleged in the Action or otherwise, and Defendants Johnson, Walters-Hoffert, Scheiwe, and Dutt have denied and continue to deny any and all allegations of insider trading. The Individual

Defendants have further asserted and continue to assert that at all relevant times, they acted in good faith and in a manner they reasonably believed to be in the best interests of the Company and its stockholders.

Nonetheless, Defendants also have taken into account the expense, uncertainty, and risks inherent in any litigation, especially in complex cases like the Action or other shareholder derivative action(s) or books and records actions, and that the Settlement would, among other things: (a) bring to an end the expenses, burdens, and uncertainties associated with the continued litigation of the claims asserted in the Action; (b) put to rest those claims and the underlying Action; and (c) confer benefits upon them, including further avoidance of disruption of their duties due to the pendency and defense of the Action. Therefore, Defendants have determined that it is desirable and beneficial that the Action, and all of the Parties' disputes related thereto, be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation. Pursuant to the terms set forth below, this Stipulation (including all of the Exhibits hereto) shall in no event be construed as or deemed to be evidence of an admission or concession by Defendants with respect to any claim of fault, liability, wrongdoing, or damage whatsoever.

VI. SETTLEMENT HEARING

On ___________, 2025, at _____ __.m., at the Edward J. Schwartz United States Courthouse, 221 West Broadway, San Diego, CA 92101, Courtroom 4C or via Zoom or some other video platform or telephonically, the Honorable Jinsook Ohta will hold the Settlement Hearing in the Action. At the Settlement Hearing, the Court will consider, pursuant to Federal Rule of Civil Procedure 23.1, whether (i) the terms of the Stipulation should be approved as fair, reasonable, and adequate; (ii) this Notice fully satisfies the requirements of Federal Rule of Civil Procedure 23.1 and due process; (iii) to enter the proposed Order and Final Judgment in its entirety, as set forth in **Exhibit D** to the Stipulation; (iv) the Fee and Expense Amount for Plaintiff's

Counsel, as well as service award for Plaintiff of up to $2,000, to be paid from the Fee and Expense Amount, should be approved; and (v) to determine such other matters as the Court may deem appropriate.

The Court may: (i) approve the Settlement, with such modifications as may be agreed to by counsel for the Parties consistent with such Settlement, without further notice to Current Flux Power Stockholders; (ii) continue or adjourn the Settlement Hearing from time to time, by oral announcement at the hearing or at any adjournment thereof, without further notice to Current Flux Power Stockholders; and (iii) conduct the Settlement Hearing remotely without further notice to Current Flux Power Stockholders.

VII. RIGHT TO ATTEND SETTLEMENT HEARING

Any Current Flux Power Stockholder may, but is not required to, appear in person at the Settlement Hearing. If you want to be heard at the Settlement Hearing, then you must first comply with the procedures for objecting, which are set forth below. The Court has the right to change the hearing dates or times without further notice. Thus, if you are planning to attend the Settlement Hearing, you should confirm the date and time before going to the Court. ***CURRENT FLUX POWER STOCKHOLDERS WHO HAVE NO OBJECTION TO THE SETTLEMENT DO NOT NEED TO APPEAR AT THE SETTLEMENT HEARING OR TAKE ANY OTHER ACTION.***

VIII. RIGHT TO OBJECT TO THE SETTLEMENT AND THE PROCEDURES FOR DOING SO

You have the right to object to any aspect of the Settlement. You must object in writing, and you may request to be heard at the Settlement Hearing. If you choose to object, then you must follow these procedures.

A. You Must Make Detailed Objections in Writing

Any objections must be presented in writing and must contain the following

information:

1. Your name, legal address, telephone number, and e-mail address;

2. The number of shares of Flux Power stock you currently hold, together with third-party documentary evidence, such as the most recent account statement, showing such share ownership, and proof of being a Flux Power Stockholder as of August 12, 2025 through the present;

3. If the objection is made by the Current Flux Power Stockholder's counsel, the counsel's name, address, telephone number and e-mail address (if available);

4. A statement of specific objections to the Settlement, the grounds therefore, or the reasons for such person desiring to appear and be heard, as well as all documents or writings such person desires the Court to consider;

5. The identities of any witnesses such Person plans on calling at the Settlement Hearing, along with a summary description of their likely testimony; and

6. A list – including dates, courts, case names and numbers, and disposition – of any other Settlements to which the individual or entity has been a party to or objected during the previous three (3) years.

B. <u>You Must Timely File Written Objections with the Court and Deliver to Counsel for Plaintiff and Defendants</u>

ANY WRITTEN OBJECTIONS MUST BE ON FILE WITH THE CLERK OF THE COURT NO LATER THAN ____________, 2025. The Court Clerk's address is:

Clerk of Court
United States District Court
Southern District of California
333 West Broadway, Suite 420
San Diego, CA 92101

YOU ALSO MUST DELIVER COPIES OF THE MATERIALS TO COUNSEL FOR PLAINTIFF AND COUNSEL FOR DEFENDANTS SO THEY ARE RECEIVED NO LATER THAN ____________, 2025. Counsel's addresses are:

Counsel for Plaintiff:

GAINEY McKENNA & EGLESTON
Thomas J. McKenna
Gregory M. Egleston
260 Madison Avenue, 22nd Floor
New York, NY 10016
(212) 983-1300
tjmckenna@gme-law.com
gegleston@gme-law.com

Counsel for Defendants:

WILSON SONSINI GOODRICH & ROSATI
Caz Hashemi
Ben Crosson
650 Page Mill Road
Palo Alto, CA 94303-1050
(650) 320-4827
chashemi@wsgr.com
bcrosson@wsgr.com

Jessica L. Snorgrass (SBN 259962)
1900 Avenue of the Stars, 28th Floor
Los Angeles, CA 90067
Telephone: (424) 446-6900
jsnorgrass@wsgr.com

WILSON ELSER MOSKOWITZ EDELMAN & DICKER LLP
David Aveni
401 West A Street, Suite 1900
San Diego, CA 92101
(619) 881-3307
David.Aveni@wilsonelser.com

Unless the Court orders otherwise, your objection will not be considered unless it is timely filed with the Court and delivered to the above-referenced counsel for the Parties.

Any attorney retained by a person intending to appear, and requesting to be heard, at the Settlement Hearing must, in addition to the requirements set forth above, file with the Clerk of the Court and deliver to counsel listed above for the Parties a notice of appearance, which must be received by no later than _______________ __, 2025.

Any person or entity who fails to object or otherwise request to be heard in the manner prescribed above will be deemed to have waived the right to object to any aspect of the Settlement or otherwise request to be heard (including the right to appeal) and will be forever barred from raising such objection or request to be heard in this or any other action or proceeding.

IX. HOW TO OBTAIN ADDITIONAL INFORMATION

This Notice summarizes the Stipulation. It is not a complete statement of the events of the Action or the Stipulation. For additional information about the claims asserted in the Action and the terms of the proposed Settlement, please refer to the documents filed with the Court in the Action, the Stipulation and its exhibits (they are filed as an exhibit to the Company's Current Report on Form 8-K filed with the SEC and available at www.sec.gov), and this Notice of Pendency and Proposed Settlement of Derivative Action.

The "Investor Relations" section of Flux Power's website (www._______________.com) provides hyperlinks to the Notice and to the Stipulation and its exhibits. You may obtain further information by contacting any of Plaintiff's counsel at the above contact information.

PLEASE DO NOT CALL, WRITE, OR OTHERWISE DIRECT QUESTIONS TO EITHER THE COURT, THE CLERK'S OFFICE, DEFENDANTS OR

DEFENDANTS' COUNSEL.

DATED: ________________

____
HONORABLE JINSOOK OHTA
UNITED STATES DISTRICT COURT JUDGE

EXHIBIT D

BETSY C. MANIFOLD (182450)
RACHELE R. BYRD (190634)
ALEX J. TRAMONTANO (276666)
WOLF HALDENSTEIN ADLER FREEMAN & HERZ LLP
750 B Street, Suite 1820
San Diego, CA 92101
Telephone: (619) 239-4599
Facsimile: (619) 234-4599
manifold@whafh.com
byrd@whafh.com
tramontano@whafh.com

Attorneys for Plaintiff

[Additional Counsel on Signature Page]

IN THE UNITED STATES DISTRICT COURT
FOR THE SOUTHERN DISTRICT OF CALIFORNIA

RONALD PEARL, derivatively on behalf of FLUX POWER HOLDINGS, INC., Plaintiff, v. RONALD F. DUTT, CHARLES A. SCHEIWE, MICHAEL JOHNSON, MARK LEPOSKY, DALE T. ROBINETTE, LISA WALTERS-HOFFERT, AND CHEEMIN BO-LINN, Defendants, and FLUX POWER HOLDINGS, INC., Nominal Defendant.	Case No.: 3:25-cv-00373-JO-DDL

This matter came before the Court for hearing pursuant to the Preliminary Approval Order of this Court, dated ____________, 2025, on the motion of the parties for approval of the proposed settlement ("Settlement") set forth in the Stipulation and Agreement of Settlement dated August 12, 2025 ("Stipulation").

The Court has reviewed and considered all documents, evidence, objections (if any), and arguments presented in support of or against the Settlement. Being fully advised of the premises and finding that good cause exists, the Court enters this Order and Final Judgment.

IT IS HEREBY ORDERED, ADJUDGED, AND DECREED that:

1. This Order and Final Judgment incorporates by reference the definitions in the Stipulation, and all terms used herein shall have the same meanings as set forth in the Stipulation, unless otherwise set forth herein.

2. This Court has jurisdiction over the subject matter of this case, including all matters necessary to effectuate the Settlement, and over all the Parties.

3. Based on evidence submitted, the Court finds that notice of the Settlement was published and disseminated in accordance with this Court's Preliminary Approval Order. This Court further finds that the forms and contents of the Notice and Summary Notice, as previously preliminarily approved by the Court, complied with the requirements of Federal Rule of Civil Procedure 23.1, satisfied the requirements of due process of the U.S. Constitution, and constituted due and sufficient notice of the matters set forth therein.

4. The Court finds that the terms of the Stipulation and Settlement are fair, reasonable, and adequate as to each of the Parties, and hereby finally approves the Stipulation and Settlement in all respects and orders the Parties to perform its terms to the extent the Parties have not already done so.

5. Pursuant to entry of this Judgment, the Action and all claims contained therein against Defendants, as well as all of Defendants' Released Claims against each of the Released Defendant Parties, are hereby dismissed with prejudice. As among

the Plaintiff and Defendants, the parties are to bear their own costs, except as otherwise provided in the Stipulation.

6. Upon Final Approval of the Settlement, Plaintiff's Releasing Parties, by operation of the Settlement and to the fullest extent permitted by law, shall completely, fully, finally and forever release, relinquish, settle and discharge each and all of the Released Defendant Parties from any and all of the Defendants' Released Claims.

7. Upon Final Approval of the Settlement, Defendants' Releasing Parties, by operation of the Settlement and to the fullest extent permitted by law, shall completely, fully, finally and forever release, relinquish, settle and discharge each and all of the Released Plaintiff Parties from any and all of the Plaintiff's Released Claims.

8. The Settlement is intended to extinguish all of the Released Claims by the Releasing Parties as against the Released Persons and, consistent with such intention, upon Final Approval of the Settlement, the Releasing Parties shall waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of any state, federal, or foreign law or principle of common law, which may have the effect of limiting the Released Claims as set forth in the Stipulation.

9. During the course of the Action, all Parties and their respective counsel at all times complied with the requirements of Federal Rule of Civil Procedure 11, and all other similar rules, laws, or statutes.

10. The Court hereby approves the Fee and Expense Amount and Service Award and finds that such awards are fair and reasonable.

11. Neither the Stipulation (including any Exhibits attached thereto) nor the Settlement, nor any act or omission taken in connection with this Stipulation or the Settlement, is intended or shall be deemed to be a presumption, concession or admission by: (a) any of the Individual Defendants, Flux Power, or any of the Released Defendant Parties as to the validity of any claims, causes of action or other issues that were or could have been raised in the Action or in any other litigation, or

to be evidence of or constitute an admission of wrongdoing or liability by any of them, and each of them expressly denies any such wrongdoing or liability; or (b) Plaintiff as to the lack of merit of any claim or the validity of any defense.

12. Without affecting the finality of this Judgment in any way, this Court hereby retains continuing jurisdiction with respect to implementation and enforcement of the terms of the Stipulation and Settlement, except as otherwise provided in the Stipulation.

13. This Order and Final Judgment is a final, appealable judgment and should be entered forthwith by the Clerk in accordance with Federal Rule of Civil Procedure 58 and all other similar laws.

IT IS SO ORDERED.

DATED: _______________

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HONORABLE JINSOOK OHTA
UNITED STATES DISTRICT COURT JUDGE